UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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| _ |    Preliminary Proxy Statement    | _ | Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
| X |   Definitive Proxy Statement
| _ |   Definitive Additional Materials
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NEW HORIZONS WORLDWIDE, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 6, 2003

To Our Stockholders:

        The Annual Meeting of Stockholders of New Horizons Worldwide, Inc. (the "Company") will be held at the offices of the Company at 1900 S. State College Blvd., Anaheim, California, on Tuesday, May 6, 2003, at 9:00 a.m., local time, to consider and act upon the following:

     1.        The election of three Directors whose three-year term of office will expire in 2006;

     2.        The transaction of such other business as may properly come before the Annual Meeting or any adjournments thereof.

        Holders of Common Stock of record at the close of business on March 28, 2003 are entitled to notice of, and to vote at, the Annual Meeting.

        Whether or not you expect to be personally present at the Annual Meeting, please be sure that the enclosed proxy is properly marked, signed and dated, and returned without delay in the enclosed prepaid envelope. Such action will not limit your right to vote in person or to attend the Annual Meeting, but will ensure your representation if you cannot attend.

By Order of the Board of Directors,

/s/Stuart O. Smith
Stuart O. Smith
SECRETARY

April 11, 2003

NEW HORIZONS WORLDWIDE, INC.
1900 S. State College Blvd.
Anaheim, California 92806

PROXY STATEMENT
Mailed On April 11, 2003

ANNUAL MEETING OF STOCKHOLDERS
To be held on May 6, 2003

        Proxies in the form enclosed with this Proxy Statement are solicited by the Board of Directors of New Horizons Worldwide, Inc., a Delaware corporation (the “Company”), for use at the Annual Meeting of Stockholders of the Company to be held on Tuesday, May 6, 2003, and any adjournments thereof. The time, place and purposes of the Annual Meeting are stated in the Notice of Annual Meeting which accompanies this Proxy Statement.

        Only stockholders of record as of March 28, 2003 will be entitled to vote at the Annual Meeting or any adjournments thereof. As of that date, 10,387,657 shares of Common Stock, par value $.01 per share (the “Common Stock”), of the Company were issued and outstanding. Each share of Common Stock outstanding as of the record date will be entitled to one vote, and stockholders may vote in person or by proxy. The Company’s Restated Certificate of Incorporation (the “Certificate”) does not provide for cumulative voting rights. Execution of a proxy will not in any way affect a stockholder’s right to attend the Annual Meeting and vote in person. Any stockholder has the right to revoke a proxy by written notice to the Secretary of the Company at any time before it is exercised, including by executing another proxy, bearing a later date, or by attending the Annual Meeting and voting in person.

        A properly executed proxy returned in time to be cast at the Annual Meeting will be voted in accordance with the instructions contained thereon, if it is returned duly executed and is not revoked. If no choice is specified on the proxy, it will be voted “FOR” the election of all of the individuals nominated by the Board of Directors.

        At the Annual Meeting, in accordance with the Delaware General Corporation Law and the Certificate, the inspectors of election appointed by the Board of Directors for the Annual Meeting will determine the presence of a quorum and will tabulate the results of stockholder voting. Pursuant to the Company’s Amended and Restated By-Laws (the “By-Laws”), at the Annual Meeting the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting, present in person or by proxy, constitute a quorum. The shares represented at the Annual Meeting by proxies which are marked, with respect to the election of Directors, as “withheld” or, with respect to any other proposal, “abstain,” will be counted as shares present for purposes of determining whether a quorum is present.

        Under the rules of the New York Stock Exchange, brokers who hold shares in street name for beneficial owners have the authority to vote on certain items when they have not received instructions from such beneficial owners. Under applicable Delaware law, if a broker returns a proxy and has not voted on a certain proposal, such broker non-votes will count for purposes of determining whether a quorum is present.

        Pursuant to the Company’s By-Laws, at the Annual Meeting, a plurality of the votes cast is sufficient to elect a nominee as a Director. In the election of Directors, votes may be cast in favor or withheld. Votes that are withheld or broker non-votes will have no effect on the outcome of the election of Directors. Pursuant to the Company’s By-Laws, all other questions and matters brought before the Annual Meeting will be decided by the vote of the holders of a majority of the outstanding shares entitled to vote thereon present in person or by proxy at the Annual Meeting, unless otherwise provided by law or by the Certificate. In voting on matters other than the election of Directors, votes may be cast in favor, against or abstained. Abstentions will count as present for purposes of the proposal on which the abstention is noted and will have the effect of a vote against the proposal. Broker non-votes are not counted as present and entitled to vote for purposes of determining whether such a proposal has been approved and will have no effect on the outcome of such proposal.

        The cost of soliciting proxies in the form accompanying this Proxy Statement will be borne by the Company. In addition to solicitation by mail, proxies may be solicited by Directors, officers and regular employees of the Company in person or by mail, telephone, telegraph, facsimile or electronic mail, following the original solicitation.

SHARE OWNERSHIP OF PRINCIPAL HOLDERS AND MANAGEMENT

        The following table sets forth information with respect to Common Stock owned on March 28, 2003, unless otherwise noted, by each person known by the Company to own beneficially more than 5% of the Company’s outstanding Common Stock at such date, the number of shares owned by each such person and the percentage of the outstanding shares represented thereby. The table also lists beneficial ownership of Common Stock by each of the Company’s Directors, each nominee for election as a Director, each executive officer named in the summary compensation table set forth in this Proxy Statement, and all Directors and executive officers as a group. Unless indicated otherwise, the address of each director and executive officer is 1900 So. State College Blvd., Suite 200, Anaheim, California 92806.

Name and Address of	Shares Beneficially	Percent
Beneficial Owner	Owned	of Class

Curtis Lee Smith, Jr. (1)	965,297	9.3%
Stuart O. Smith (2)	1,618,973	15.6%
Thomas J. Bresnan(3)	639,981	5.9%
David A. Goldfinger(4)	137,000	1.3%
Richard L. Osborne(5)	71,000	*
William H. Heller(6)	133,250	1.3%
Scott R. Wilson(7)	84,750	*
Robert S. McMillan(8)	88,300	*
Martin G. Bean(9)	26,250	*
Fidelity Management & Research Company(10)	1,497,886	14.4%
82 Devonshire Street
Boston, MA 02109
Royce & Associates, Inc.(11)	1,024,700	9.9%
1414 Avenue of the Americas
New York, NY 10019
Liberty Wanger Asset Management, L.P.(12)	561,000	5.4%
227 West Monroe Street, Suite 3000
Chicago, IL 60606-5015
Reich & Tang Asset Management, LLC(13)	536,000	5.2%
600 Fifth Avenue, 8th Floor
New York, NY 10020-2302
All Directors and Executive Officers
as a Group (9 persons)	3,764,801	32.9%

   * Less than 1%.

(1)	These shares are owned directly by the Declaration of Trust of Curtis Lee Smith, Jr., of which Mr. Curtis Lee Smith, Jr., is the settlor and trustee.
(2)	These shares are owned directly by the Declaration of Trust of Stuart O. Smith, of which Mr. Stuart O. Smith is the settlor and trustee.
(3)	Mr. Bresnan's ownership figure includes 542,300 shares which may be acquired upon the exercise of immediately exercisable stock options.
(4)	Mr. Goldfinger's ownership figure includes 112,000 shares which may be acquired upon the exercise of immediately exercisable stock options.
(5)	Mr. Osborne's ownership figure includes 71,000 shares which may be acquired upon the exercise of immediately exercisable stock options.
(6)	Mr. Heller's ownership figure includes 124,500 shares which may be acquired upon the exercise of immediately exercisable stock options.
(7)	Mr. Wilson's ownership figure includes 83,500 shares which may be acquired upon the exercise of immediately exercisable stock options.
(8)	Mr. McMillan's ownership figure includes 83,300 shares which may be acquired upon the exercise of immediately exercisable stock options.
(9)	Mr. Bean's ownership figure includes 26,250 shares which may be acquired upon the exercise of immediately exercisable stock options.
(10)	Based solely upon information in a Schedule 13-G filed with the Securities and Exchange Commission dated February 14, 2003.

(11)	Based solely upon information in a Schedule 13-G filed with the Securities and Exchange Commission dated February 4, 2003.
(12)	Based solely upon information in a Schedule 13-G filed with the Securities and Exchange Commission dated February 14, 2003.
(13)	Based solely upon information in a Schedule 13-G filed with the Securities and Exchange Commission dated February 6, 2003.

ELECTION OF DIRECTORS

        The Company’s Board of Directors consists of eight members divided into three classes. Each class of Directors is elected to a three-year term. At the Annual Meeting, three Directors will be elected to serve in the class whose three-year term will expire at the Annual Meeting to be held in 2006.

        Unless otherwise directed, the persons named in the accompanying proxy will vote for the election of the three nominees set forth in the table below as Directors of the Company for a three-year term. In the event of the death or inability to act of any of the nominees, the proxies will be voted for the election of such other person as the Board of Directors may recommend. The Board of Directors has no reason, however, to anticipate that this will occur. In no event will the accompanying proxy be voted for more than three nominees or for persons other than those named below and any such substitute nominee for any of them.

        The following table lists the nominees for election at the Annual Meeting, the Directors who will continue in office subsequent to the Annual Meeting, and certain other information with respect to each individual.

Nominees for Election for a Three-Year Term Ending in 2006

Name	Age	Principal Occupation and History

STUART O. SMITH (1)(2)	70	Vice Chairman of the Board, Secretary and Director

		Mr. Smith has served as a Director of the Company since July 1986, as the Company's Secretary since February 1989 and as Vice Chairman of the Board since August 1992. Mr. Smith served as a Vice President from July 1986 to August 1992. Mr. Smith also served as Vice President of National Copper & Smelting Co. from 1962 to 1985 and as Vice President of NCS Holdings Corporation ("NCS"), a Cleveland, Ohio-based holding company which operated a copper tubing importing and fabricating business, from 1985 to 1988.

THOMAS J. BRESNAN (1)	50	President, Chief Executive Officer and Director

		Mr. Bresnan joined the Company in August 1992. He served as the Company's President and Chief Operating Officer until September 1, 1999. On that date, Mr. Bresnan became the Company's Chief Executive Officer, in addition to continuing to serve as President. Mr. Bresnan has served as the Chairman and Chief Executive Officer of New Horizons Education Corporation since its acquisition by the Company in August 1994. Mr. Bresnan was elected a Director in May 1993. Mr. Bresnan also serves as a Director of Chesapeake Utilities Corporation, a Dover, Delaware-based utility company.

SCOTT R. WILSON (1)	51	Director

Mr. Wilson has served as principal outside legal counsel to the Company since July 1986. Mr. Wilson has been with the law firm of Calfee, Halter & Griswold LLP, Cleveland, Ohio, since 1977, and has been a partner in such firm since 1984. His practice focuses on mergers and acquisitions and general corporate law. He was elected a Director in May 1991.

Directors Continuing in Office

Name	Age	Principal Occupation and History

CURTIS LEE SMITH, JR. (2)(4)	75	Chairman of the Board and Director

		Mr. Smith has served as the Company's Chairman of the Board and as a Director since July 1986, and had the additional titles and duties of President from August 1989 through July 1992 and Chief Executive Officer from July 1986 to August 1999. Mr. Smith served as President of National Copper & Smelting Co., a Cleveland, Ohio-based manufacturer and distributor of copper products, from 1962 to 1985, and as President of NCS.

WILLIAM H. HELLER (4)	64	Director

		Mr. Heller was formerly a partner with the public accounting firm of KPMG Peat Marwick LLP from February 1971 until December 1991, and currently manages his own asset management firm, William H. Heller & Associates. He was elected as a Director on July 1, 1992. Mr. Heller also serves as a Director of Ohio Savings Financial Corporation, a Cleveland, Ohio-based savings and loan holding company, The New Organics Company, a Boston, Massachusetts-based producer of organic food products, and Telarc International, Inc., a Cleveland, Ohio-based producer of compact discs and tapes. Mr. Heller has served as a member of the Company's Audit Committee and Compensation Committee during the term of his Directorship. He is currently Chairman of the Audit Committee.

MARTIN G. BEAN (4)	38	Chief Operating Officer and Director

		Mr. Bean joined the Company in January 2002 as the Company's Chief Operating Officer, and has served as a Director of the Company since August 2001. Mr. Bean previously served as Executive Vice President and later President of Sylvan Prometric, a division of Sylvan Learning Systems Inc., between 1997 and 2000 when it was acquired by The Thomson Corporation. Mr. Bean was later promoted to the position of Chief Information Technology Business Strategist for The Thomson Corporation in 2001. Prior to joining Sylvan, Mr. Bean held the position of Vice President, Education, Worldwide Sales and Market Development with Novell Inc. from 1993 to 1997.

DAVID A. GOLDFINGER (3)	67	Director

		Mr. Goldfinger has served as a Director of the Company since July 1986. Mr. Goldfinger served as President of U.S. Consolidated, Inc., a Cleveland, Ohio-based manufacturers' representative agency, from 1966 to 1991. From January 1992 to the present, Mr. Goldfinger has served as President of M.S.C.I. Holdings, Inc., a Tavernier, Florida-based private consulting and investment corporation. Mr. Goldfinger has served as a member of the Company's Compensation Committee and Audit Committee during the term of his Directorship. He is currently Chairman of the Compensation Committee.

RICHARD L. OSBORNE (3)	65	Director

		Mr. Osborne has served as a consultant to the Company since July 1986, and was elected to the Company's Board of Directors in January 1989. Now Professor of Management Practice, he served as the Executive Dean of the Weatherhead School of Management, Case Western Reserve University, Cleveland, Ohio, from 1971 to 1999. Mr. Osborne is also a management consultant, and serves on the Board of Directors of Ohio Savings Financial Corporation, a Cleveland, Ohio-based savings bank holding company, and Myers Industries, Inc., an Akron, Ohio-based manufacturer of plastic and rubber parts for the automotive and other industries, as well as several privately held corporations. Mr. Osborne has served as a member of the Company's Compensation Committee and Audit Committee during the term of his Directorship.

(1)    Term as Director expires in 2003; nominee for a three-year term expiring in 2006.
(2)   Curtis Lee Smith, Jr., and Stuart O. Smith are brothers.
(3)   Term as Director expires in 2004.
(4)   Term as Director expires in 2005.

BOARD OF DIRECTORS AND COMMITTEES

        The Board of Directors has two standing Committees: the Audit Committee and the Compensation Committee. The Board of Directors does not have a Nominating Committee.

        The Audit Committee, of which Messrs. David A. Goldfinger, Richard L. Osborne and William H. Heller are members, oversees the accounting functions of the Company, including matters related to the appointment and activities of the Company’s auditors. Each of the members of the Audit Committee is independent, as defined under Nasdaq listing standards. The Audit Committee met five times during the year ended December 31, 2002.

        The Compensation Committee consists of Messrs. William H. Heller, David A. Goldfinger and Richard L. Osborne. The Compensation Committee reviews and makes recommendations as well as certain decisions concerning executive salaries and bonuses. It also administers the Company’s Omnibus Equity Plan originally approved by the stockholders of the Company at the Annual Meeting of Stockholders held on May 5, 1998. The Compensation Committee met three times during the year ended December 31, 2002.

        The Board of Directors of the Company held ten meetings during the year ended December 31, 2002. All of the Directors attended at least 75% of the meetings of the Board of Directors and each Committee on which each served.

        For 2002, each non-employee Director of the Company received $15,000, options to purchase 15,000 shares of Common Stock at a price of $10.93 per share and options to purchase 6,000 shares of Common Stock at a price of $6.91 per share. Mr. Heller and Mr. Goldfinger also each received options to purchase 6,000 shares of Common Stock at a price of $6.91 per share for serving as chairman of the Audit Committee and Compensation Committee, respectively.

        Richard L. Osborne and William H. Heller, members of the Compensation Committee of the Board of Directors, provided certain consulting services to the Company. Mr. Osborne received $30,000 in consulting fees from the Company during 2002. Mr. Heller received $24,000 in consulting fees from the Company during 2002. The Company believes that these transactions were on terms no less favorable than would have been available in similar transactions with unaffiliated third parties. These consulting arrangements were terminated as of December 31, 2002.

        For 2003, each non-employee Director of the Company will receive $25,000 and options to purchase 10,000 shares of Common Stock at a price of $3.88 per share. The members of the Audit Committee, Mr. Heller, Mr. Goldfinger, and Mr. Osborne, will receive an additional $5,000 for participating on the committee, and Mr. Heller, for being the committee chairman, will receive additional options to purchase 10,000 shares of Common Stock at a price of $3.88 per share. The members of the Compensation Committee, Mr. Heller, Mr. Goldfinger, and Mr. Osborne, will receive an additional $5,000 for participating on the committee, and Mr. Goldfinger, for being the committee chairman, will receive additional options to purchase 10,000 shares of Common Stock at a price of $3.88 per share.

        In September 1996, options to purchase an aggregate of 50,000 shares of Common Stock at an option price of $7.05 were granted to non-employee Directors of the Company, of which 37,500 options remain outstanding as of December 31, 2002. As of December 31, 2002, options granted to individuals pursuant to the 1997 Outside Directors Elective Stock Option Plan were outstanding to purchase 137,500 shares of Common Stock at an average price of $14.04 per share. In 2002, options to purchase an aggregate of 96,000 shares of Common Stock at an average price of $9.42 per share were granted to a non-employee directors of the Company pursuant to the Omnibus Equity Plan. As of December 31, 2002, options granted to non-employee directors pursuant to the Omnibus Equity Plan were outstanding to purchase 162,250 shares of Common Stock at an average price of $11.42 per share.

COMPENSATION OF EXECUTIVE OFFICERS

        The table below shows information concerning the annual and long-term compensation for services in all capacities to the Company, for each of the past three fiscal years, of all those persons who were (i) the Chief Executive Officer and (ii) the other executive officers of the Company (the “Named Officers”) during 2002:

SUMMARY COMPENSATION TABLE

					Long-term
		Annual Compensation			Compensation	All Other
Name and Principal Position	Year	Salary	Bonus(1)	Other(1)	Options/SARs	Compensation
Thomas J. Bresnan	2002	315,000	-	-	246,300	-
President, Chief Executive Officer,	2001	315,000	-	-	50,000	-
and Director	2000	300,000	64,200	-	10,000	-

Martin Bean (2)	2002	270,946	-	-	200,000	-
Chief Operating Officer	2001	-	-	-	-	-
and Director	2000	-	-	-	-	-

Robert S. McMillan	2002	184,000	-	-	97,800	-
Vice President, Chief Financial	2001	184,000	-	-	20,000	-
Officer and Treasurer	2000	175,000	26,750	-	30,000	-

(1)	No Named Officer received perquisites or other personal benefits having a value exceeding the lesser of (i) 10% of such executive’s salary and bonus for 2002, 2001 and 2000, or (ii) $50,000. Pursuant to a promissory note dated August 31, 1999, Mr. Bresnan received an interest free loan from the Company in the amount of $300,000 payable on August 31, 2007. Had the loan carried a market interest rate, Mr. Bresnan would have paid $14,024 in interest in 2002, $20,548 in interest in 2001 and $27,697 in interest in 2000.
(2)	Mr. Bean became the Company’s Chief Operating Officer as of January 7, 2002.

OPTION EXERCISES AND YEAR-END VALUES

        The table below shows information with respect to the unexercised options to purchase the Common Stock granted under the Key Employees Stock Option Plan and the Omnibus Equity Plan to the Named Officers and held by them at December 31, 2002.

AGGREGATED OPTION EXERCISES IN LAST YEAR
AND YEAR-END OPTION VALUE

	Number of Shares Acquired on Exercise	Value Realized (2)	Number of Unexercised Options Held at December 31, 2002		Value of Unexercised In-the-Money Options at December 31, 2002(1)

Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Thomas J. Bresnan	162,000	$992,689	369,000	299,800	-	-
President and Chief
Executive Officer
Martin G. Bean	--	--	6,250	200,000	-	-
Chief Operating
Officer
Robert S. McMillan	400	1,340	65,600	138,050	-	-
Vice President, Chief
Financial Officer and
Treasurer

(1)	Based on the difference between the exercise price of such options and the closing price of a share of the Common Stock on the Nasdaq National Market on December 31, 2002 ($3.95).
(2)	Represents the difference between the fair market value of the securities underlying the options and the exercise price of the options on the date of the exercise.

OPTION AWARDS

        The table below shows additional information on the stock options granted in 2002 under the Omnibus Equity Plan to the Named Officers, which are reflected in the Summary Compensation Table.

Name	Number of Securities Underlying Options (1)		Percentage of Total Options Granted to Employees in 2002	Exercise Price	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (5)
						5%	10%
Thomas J. Bresnan	50,000	(2)		$10.93	01/14/09
	146,300	(3)		6.91	08/16/07
	50,000	(4)		6.91	08/16/12	-	$136,688
Total awarded	246,300		23.1%

Martin G. Bean	100,000	(2)		10.93	01/14/09
	100,000	(4)		6.91	08/16/12	-	273,376
Total awarded	200,000		18.8%

Robert S. McMillan	35,000	(2)		10.93	01/14/09
	27,800	(3)		6.91	08/16/07
	35,000	(4)		6.91	08/16/12	-	95,682
Total awarded	97,800		9.2%

(1)	Represents options awarded under the Omnibus Equity Plan. All outstanding options have been awarded at an exercise price equal to the fair market value of a share of Common Stock on the date of grant. Employees may exercise vested options awarded under the Omnibus Equity Plan for a period of three months following the date of the cessation of their employment with the Company.

(2)	These options vest at a rate of 20% per year and expire on the seventh anniversary of the date of grant.
(3)	These options vest six months after the date of grant and expire on the fifth anniversary of the date of grant.
(4)	These options vest at a rate of 25% per year and expire on the tenth anniversary of the date of grant.
(5)	The dollar amounts under these columns are the result of calculations at the 5% and 10% appreciation rates dictated by the Securities and Exchange Commission and are not intended to be a forecast of the Company’s stock price.

Employment Agreements

        Thomas J. Bresnan. By letter agreements dated July 27, 1999 and January 4, 2000, the Company and Thomas J. Bresnan entered into an agreement relating to Mr. Bresnan’s employment with the Company and his relocation to California. First, Mr. Bresnan’s base salary was increased to $300,000 effective as of September 7, 1999. Secondly, the Company agreed to lend Mr. Bresnan up to $700,000 in the form of an interest free loan to facilitate the closing of the purchase of Mr. Bresnan’s new residence. Any amount borrowed in excess of $300,000 was to be repaid with the proceeds of the sale of Mr. Bresnan’s previous home. The $300,000 balance is payable in full on the eighth anniversary of the date of borrowing.

        Martin G. Bean. In connection with his employment by the Company, Mr. Bean entered into an Employment Agreement dated January 7, 2002 which provides for his services through December 31, 2004. Mr. Bean is to serve as Chief Operating Officer or perform such other services as may be assigned or delegated by the Board of Directors or Chief Executive Officer. As compensation for his services, Mr. Bean is to receive a salary of $275,000 per year. The salary may be increased or decreased at the discretion of the Board of Directors or Compensation Committee, but any decrease may be made only if comparable percentage decreases are made in the salaries of the Company’s other senior executives.

        In addition to salary, Mr. Bean is eligible to receive an annual performance bonus based on achievement of one or more quantitative financial goals for the Company. The goals and weight to be given each are to be determined by the Board of Directors, Compensation Committee or Chief Executive Officer in consultation with Mr. Bean, but the determination of his level of achievement of such goals is conclusively determined by the former. If the goals established for Mr. Bean’s bonus are fully satisfied, the contract provides that the bonus amount will not be less than fifty percent (50%) of his then salary or more than such salary. In order to receive any bonus with respect to a given year Mr. Bean must remain employed through March of the following year. Further, one-half of the bonus will be deferred and will not be payable to Mr. Bean unless he remains employed through December 31, 2004, unless his employment is terminated earlier by the Company without cause or as a result of his death or disability. Any bonus which is deferred will be paid together with interest from the date it would otherwise have been payable at the rate of seven percent (7%).

    Mr. Bean is further entitled to participate in all benefit plans and programs which are made available to the executive officers of the Company in accordance with their terms, with certain enhancements, including participation in the Company’s 401(k) profit sharing plan from his first day of employment, four weeks of paid vacation and payment of all premiums under various insurance plans maintained by the Company. The Company further agreed to pay the expenses incurred by Mr. Bean in connection with his relocation to Orange County, California, subject to prorated recoupment of certain of such expenses if he terminates his employment or his employment is terminated by the Company with cause prior to thirty-six (36) months of employment.

        Pursuant to the agreement Mr. Bean is bound by provisions requiring the confidentiality of nonpublic, proprietary information concerning the Company, the assignment to the Company of any intellectual property rights he might acquire and a prohibition on engaging in transactions in which a conflict of interest exists. He is further prohibited from competing with the Company, soliciting any of the Company’s employees and interfering with the Company’s business or contractual relationships while employed and for a period of two (2) years thereafter.

        In the event Mr. Bean’s employment is terminated without cause, he is entitled to continuation of his salary and medical and dental insurance for six (6) months. He is also entitled to continuation of his salary through the end of the month in which his death or disability occurs.

        For purposes of Mr. Bean’s agreement, “cause” is defined to mean any of the following: (i) any fraud, misappropriation or embezzlement in connection with the business of the Company; (ii) any act of gross negligence, gross corporate waste or extreme disloyalty with respect to, or the commission of any intentional tort against, the Company; (iii) any conviction of or nolo contendere plea to a felony or a first degree misdemeanor that has or can reasonably be expected to have a material detrimental effect on the Company; (iv) repeated absenteeism (other than medical leave, disability leave or other approved absence), illegal drug use or excessive alcohol consumption; and (v) any gross neglect or persistent neglect to perform the duties of employment.

        Robert S. McMillan. By letter agreement dated January 4, 2000, Mr. McMillan was provided certain severance pay benefits made available to certain key executives of the Company. By its terms, Mr. McMillan is entitled to receive a salary continuation benefit equal to the sum of his then base salary and the cost of purchasing health insurance under COBRA for a period of six months should Mr. McMillan’s employment be terminated by the Company without good cause, by Mr. McMillan for good reason, or as a result of Mr. McMillan’s death or disability. By the terms of the letter agreement, Mr. McMillan confirmed the confidentiality, non-competition, non-solicitation and non-interference covenants that apply to him. For purposes of the letter agreement, “good cause” is defined to mean (i) any fraud, misappropriation or embezzlement in connection with the business of the Company or any subsidiary, (ii) any act of gross negligence, gross corporate waste or disloyalty with respect to the Company, (iii) any conviction of or nolo contendere plea to a felony or a first degree misdemeanor that has a material detrimental effect on the Company, (iv) repeated absenteeism, illegal drug use or excessive alcohol consumption, (v) gross neglect in the performance of duties in the event such gross neglect has not been cured within specified time limits, (vi) any public conduct that has a material detrimental effect on the Company, or (vii) any voluntary resignation or other termination of employment under circumstances in which the Company could effect such termination pursuant to the foregoing. “Good reason” is defined to mean (i) a significant reduction in position, duties, responsibilities, authority or power, (ii) a reduction of base salary, or (iii) a material reduction or discontinuance of benefits (taken as a whole), unless such reduction or discontinuance similarly affects other senior executives of the Company.

AUDIT COMMITTEE AND RELATED MATTERS

Report of the Audit Committee

        The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. The Audit Committee’s activities are governed by a written charter adopted by the Board of Directors.

        Management has the primary responsibility for the Company’s financial statements and the reporting process, including the system of internal controls. The independent auditors audit the annual financial statements prepared by management and express an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States. The Audit Committee monitors these processes.

        In this context, the Audit Committee met and held discussions with management and the independent auditors. Management represented to the Audit Committee that the Company’s financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee reviewed and discussed the audited financial statements with management and the independent auditors, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of specific judgments and the clarity of disclosures in the financial statements. The Audit Committee also discussed with the independent auditors such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards.

        In addition, the independent auditors provided the Audit Committee with the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions With Audit Committees) related to the auditors’ independence. The Audit Committee discussed with the independent auditors the auditors’ independence from the Company and its management and considered the compatibility of non-audit services with the auditors’ independence.

        The Audit Committee discussed with the Company’s financial management and independent auditors the overall scope and plans for the audit. The Audit Committee also met with the independent auditors, with and without management present, to discuss the results of the examinations, their evaluation of the Company’s internal controls and the overall quality of the Company’s financial reporting. In addition, the Audit Committee considered other areas of its oversight relating to the financial reporting process that it determined appropriate.

        Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 filed with the Securities and Exchange Commission.

AUDIT COMMITTEE
William H. Heller (Chairman)
David A. Goldfinger
Richard L. Osborne

Independent Auditors

        Fees for services rendered by Deloitte & Touche LLP, the Company’s independent auditors, for 2002 were:

Audit Fees	All Other

$144,265	$243,426

        Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions.

        By letter dated April 7, 2003, Deloitte & Touche LLP advised the Company that the firm would not stand for reappointment as the Company’s independent auditors for 2003. Please see the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on April 11, 2003, for more information. The Audit Committee of the Company’s Board of Directors is in the process of selecting and appointing a new independent auditor.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Compensation Philosophy

        The Company's compensation programs are intended to provide its executive officers with a mix of salary, benefits and incentive compensation arrangements that are: (i) consistent with the interests of stockholders, (ii) competitive with the arrangements provided by other companies in the industry, (iii) commensurate with each executive's performance, experience and responsibilities, and (iv) sufficient to attract and retain highly qualified executives. In making its recommendations concerning adjustments to salaries and awards under the other compensation plans, the Compensation Committee considers the financial condition and performance of the Company during the prior year and the Company's success in achieving financial, operational and other strategic objectives. The Compensation Committee also makes an assessment of the contributions of the individual executive officer to the Company's performance and to the achievement of its objectives, as well as the success of the executive in achieving objectives which may have been set for such individual. In assessing individual performance, the Compensation Committee also seeks to recognize individual contributions during periods when the Company experienced adverse business or financial conditions.

        Each component of an executive's compensation package is intended to assist in attaining one or more of the objectives outlined above. The Company attempts to provide its executives with base salaries and benefits that are competitive with those of comparable companies and commensurate with the performance, experience and responsibilities of each executive. Through salary adjustments and bonuses, the Company also seeks to provide its executives with incentives to improve the Company's financial and operational performance by providing a method for rewarding individual performance. Finally, the Key Employees' Stock Option Plan and the Omnibus Equity Plan have been used to provide executive officers with an opportunity to acquire a proprietary interest in the Company, thereby providing these individuals with increased incentive to promote the long-term interests of the Company's stockholders.

        While the Compensation Committee seeks to assure that the Company's compensation programs further the objectives described above and considers the various factors outlined above in making compensation decisions, it does not take a highly formalized or objective approach to determining compensation. Instead, the Compensation Committee gives consideration to these various factors in subjectively evaluating the compensation of each individual executive.

        In 1993, Congress adopted Section 162(m) of the Internal Revenue Code. Section 162(m) limits the ability of public companies to deduct compensation in excess of $1,000,000 paid to certain executive officers, unless such compensation is "performance based" within the meaning of Section 162(m). Section 162(m) also imposes certain requirements on the composition of compensation committees. The Compensation Committee satisfies these requirements.

2002 Compensation Decisions

        Base Salary and Benefits. The base salaries and benefits provided to executive officers for 2002 were established by the Compensation Committee in accordance with the compensation philosophy discussed above. The Compensation Committee determined not to make individual salary adjustments in 2002 with respect to the executive officers of the Company.

        Bonuses. During 2002, the executive officers of the Company participated in individual bonus arrangements tied to various measures of the Company's performance. Under these arrangements, neither Mr. Bean nor Mr. McMillan received a cash bonus in 2002.

        Stock Options. During 2002, the Company awarded 1,064,300 stock options to employees of the Company.

Chief Executive Officer Compensation

        The Chief Executive Officer's compensation is determined on the basis of the Compensation Committee's subjective assessment of the Chief Executive Officer's performance, measured by the Company's financial condition, results of operations and success in achieving strategic objectives. The Compensation Committee also considers the responsibilities associated with the Chief Executive Officer's position and the level of compensation provided to Chief Executive Officers of other companies in the industry.

        The Compensation Committee reviews Mr. Bresnan's salary on an annual basis. Mr. Bresnan's base salary for 2002 was $315,000, which was unchanged from that in 2001. Mr. Bresnan did not receive a cash bonus in 2002. Mr. Bresnan is the beneficial owner of approximately 5.9% of the Company's Common Stock. Mr. Bresnan received options to purchase 246,300 shares of Common Stock in 2002.

        THE 2002 COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

David A. Goldfinger (Chairman) Richard L. Osborne William H. Heller

Certain Transactions

        In 1999, the Board of Directors determined to make an interest free loan to Mr. Thomas Bresnan, the Company's President, Chief Executive Officer and a Director, of $300,000 for the purpose of relocating to California. The loan is evidenced by a promissory note dated August 31, 1999, executed by Mr. Bresnan and made payable to the Company. Principal on the note is payable at maturity on August 31, 2007. As of March 31, 2003, the balance of the loan was $311,058.

        During 1995 and 1996 Mr. Curtis Lee Smith, Jr. obtained loans from the Company at interest rates equivalent to the Company's cost of borrowing money. As of March 31, 2003, the aggregate balance of the loans was $800,041. These loans are evidenced by demand notes and are secured by the proceeds from certain life insurance policies on Mr. Curtis Lee Smith, Jr.

        Except as referenced above, no executive officer, director or nominee for director of the Company has been indebted to the Company or has acquired a material interest in any transaction to which the Company is a party, during the last fiscal year.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's officers and Directors and persons who own 10% or more of a registered class of the Company's equity securities to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Commission and Nasdaq. Officers, Directors and 10% or greater stockholders are required by Commission regulations to furnish the Company with copies of all Forms 3, 4, and 5 they file.

        Each Form 5 filed by each of the officers and Directors of the Company for the fiscal year ended December 31, 2002 includes complete information with regard all outstanding stock option grants that those officers and Directors received pursuant to the Company's past and present stock option plans. Based solely on the Company's review of the copies of such forms it has received, the Company believes that all of its officers, Directors and 10% or greater stockholders complied with all filing requirements applicable to them with respect to transactions during the fiscal year ended December 31, 2002.

STOCKHOLDER RETURN PERFORMANCE PRESENTATION

        Set forth below is a graph comparing the yearly percentage changes in the cumulative stockholder return on the Company's Common Stock against the cumulative total return of the Nasdaq Market Index (U.S.) and a Company-determined peer group for the period commencing December 31, 1997 and ending December 31, 2002. The peer group includes Apollo Group, Inc., Career Education Corp., Corinthian Colleges Inc., DeVry, Inc., Learning Tree International, Inc., Canterbury Information Technology, Inc., Skillsoft (which merged with SmartForce), PLC, Digital Think and ProSoft Training. The graph assumes that the value of the investment in the Common Stock and each index was $100 at December 31, 1997, and that all dividends, if any, were reinvested.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

AMONG NEW HORIZONS WORLDWIDE, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX AND A PEER GROUP

DOLLARS
300
250
200
150
100
50
0
12/97
12/98
12/99
12/00
12/01
12/02
NEW HORIZONS WORLDWIDE, INC.
NASDAQ STOCK MARKET (U.S.)
PEER GROUP

* $100 invested on 12/31/97 in stock or index-
including reinvestment of dividends.
Fiscal year ending December 31.

OTHER MATTERS

        The Board of Directors is not aware of any matter to come before the Annual Meeting other than those identified in the Notice of Annual Meeting of Stockholders. If other matters, however, properly come before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote in accordance with their best judgment on such matters insofar as the proxies are not limited to the contrary.

        Any stockholder who wishes to submit a proposal for inclusion in the proxy materials to be distributed by the Company in connection with its Annual Meeting of Stockholders to be held in 2004 must do so no later than December 13, 2003. To be eligible for inclusion in the proxy materials of the Company, proposals must conform to the requirements set forth in Regulation 14A under the Securities Exchange Act of 1934.

        The Company may use its discretion in voting proxies with respect to stockholder proposals not included in the Proxy Statement for the year ended December 31, 2003, unless the Company receives notice of such proposals prior to February 26, 2004.

        Upon the receipt of a written request from any stockholder, the Company will mail, at no charge to the stockholder, a copy of the Company's Annual Report on Form 10-K, including financial statements and schedules required to be filed with the Securities and Exchange Commission pursuant to Rule 13a-1 under the Securities Exchange Act of 1934, for the Company's most recent year. Written requests for such report should be directed to:

Investor Relations Department
New Horizons Worldwide, Inc.
1900 S. State College Blvd., Suite 200
Anaheim, California 92806

        You are urged to sign and return your proxy promptly in the enclosed return envelope to make certain your shares will be voted at the Annual Meeting.

By Order of the Board of Directors,

/S/ STUART O. SMITH

Stuart O. Smith
Secretary